UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SONUS NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

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On October 23, 2014, in connection with the announcement by Sonus Networks, Inc. (the “Company”) of its financial results for the quarter ended September 26, 2014, as reported on a Current Report on Form 8-K submitted to the Securities and Exchange Commission on October 23, 2014, the Company commented on its 2014 Special Meeting of Stockholders to be held on December 2, 2014 (the “Special Meeting”).  Attached hereto are the portions of the Company’s press release and conference call presentation that relate to the Special Meeting.

Press Release

Special Shareholder Meeting to be held December 2, 2014

The Company will hold a special meeting of stockholders on December 2, 2014, at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109.  At the meeting, stockholders of record as of the close of business on October 3, 2014, will consider and vote upon two proposals.

The first proposal relates to the approval of an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of its issued and outstanding common stock at a whole number ratio of not less than 1-for-5 and not more than 1-for-10, with the ratio, implementation and timing of such reverse stock split (within such parameters) to be determined in the discretion of the Company’s Board of Directors and, in connection therewith, to decrease the number of authorized shares of the Company’s common stock on a basis proportional to the reverse stock split ratio.  If approved, the Company’s Board of Directors may implement the reverse stock split at its discretion before December 31, 2015.  The purposes of implementing a reverse stock split include (i) aligning the Company’s share count with a number that is typical for a public company with a similar revenue and market capitalization profile to that of Sonus; (ii) reducing trading volatility as, typically, liquidity decreases and volatility increases for stocks trading under $5.00 per share; and (iii) reducing transaction costs associated with buying and selling the Company’s shares of common stock.  The decision to seek approval for the reverse stock split resulted from extensive feedback received from investors, both current and potential, that the Company should consider reducing the number of shares it has outstanding through a reverse stock split.  Reducing the number of shares outstanding would, among other benefits, increase the Company’s stock price and permit potential investors to purchase the Company’s stock that otherwise would be prohibited from purchasing shares with prices below $5.00 per share. Reducing the Company’s outstanding shares would also highlight the Company’s earnings performance.  The Company’s earnings performance in the third quarter of 2014 serves as a good example for why a lower number of shares outstanding could better highlight the stronger than expected net income performance when viewed on an earnings per share basis.

The Company’s Board of Directors is also recommending that stockholders approve amendments of the Company’s 2007 Stock Incentive Plan, as amended, including adding 10 million shares to the Company’s 2007 Stock Incentive Plan (before giving effect to the reverse stock split referred to in the first proposal). Although the Company’s annual burn rate has been in line with its peer group practice as well as the technology industry practice, the Company does not have sufficient shares remaining to meet its anticipated grants in 2015. The Company relies on equity grants to attract, retain and motivate its employees, including its executive team. For the past two years, with the exception of the recent annual base salary increase of the President and Chief Executive Officer, the Company has issued shares of common stock in lieu of base salary to its President and Chief Executive Officer, as well as in lieu of cash bonuses to certain members of its executive officer team.  After consecutive years of providing below-market annual grants to its employees as compared to its peer group, in 2013 and 2014, the Company increased the total number of stock options granted to its employees as a whole in order to provide the retention and motivation that had been eroded by below-market grants in prior years and by hiring new executives.

All investors are encouraged to read the Proxy Statement in full as filed with the SEC on October 15, 2014.  The Proxy Statement is available at https://materials.proxyvote.com/835916.

Conference Call Presentation

Ray Dolan, the Company’s President and Chief Executive Officer, speaking: Most recently you may have seen that we filed a Definitive Proxy to approve two proposals on December 2nd, one of which is to give our Board the authority to do a reverse stock split.  I want to be clear that we believe we are doing this from a position of strength.  In fact, we had the approval to do a reverse split about four years ago, but we concluded that was not the right time when we still had so much of our operational turnaround in front of us.  Over the past 6 to 12 months we have heard many current and potential investors tell us that Sonus is a much different and much better company today but it still has too many shares outstanding, and that we should correct it.  So we’re also listening to this feedback.  While it wouldn’t change anything fundamentally with the business, there are a number of benefits to doing a reverse stock split, one of which is that we can shine a brighter light on our earnings performance.

Slide 15 provides a good illustration of this.  This data shows that while we met our guidance this quarter, when rounded to the nearest penny and using our current share count, a smaller and arguably more appropriate share count would have uncovered a significant EPS outperformance, depending on the split ratio.  As Mark said earlier, Sonus has now delivered six consecutive quarters of positive non-GAAP earnings, and met or beat our guidance in every one of those quarters.  Our valuation is increasingly underpinned by the fundamentals of our operational performance.  Yet, this progress is arguably overshadowed by the high number of shares we have outstanding. So, among other potential benefits of reduced trading volatility and lower transaction costs, doing a reverse split would better portray our earnings performance.  We encourage you to read the definitive proxy filed with the SEC on October 15th for more details in advance of our special shareholder meeting on December 2nd.

Q314 EPS Calculation Based on Proposed Reverse Stock Split Scenarios: Split-Adjusted Q314 EPS (Illustrative) Q314 Reported Results Split-Adjusted Results (For Illustrative Purposes) Consensus based on FactSet estimates as of 10/22/14 May not tie due to rounding Q314 EPS Guidance $0.01 Diluted Shares Guidance (M) 249 Consensus Net Income (M) 1 $2.11 Consensus EPS $0.01 Reported Net Income (M) $3.55 Reported EPS $0.01 Beat/Miss $0.00 Split-Adjusted Results (For Illustrative Purposes) Split-Adjusted Split Ratio Diluted Shares (M) Consensus EPS Actual EPS Beat/Miss2 1:5 49.8 $0.04 $0.07 $0.03 1:6 41.5 $0.05 $0.09 $0.03 1:7 35.6 $0.06 $0.10 $0.04 1:8 31.1 $0.07 $0.11 $0.05 1:9 27.7 $0.08 $0.13 $0.05 1:10 24.9 $0.08 $0.14 $0.06